UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Northrop Grumman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

The Northrop Grumman Corporation Annual Meeting of Stockholders will be held on May 20, 2009. If you hold shares in any of the Company Savings Plans, you must return your voting instructions by May 17, 2009 for your vote to be included in the tabulation.

You should have already received an e-mail explaining how to access the voting materials. To view the Proxy Statement /Annual Report and provide your voting instructions, please visit: www.envisionreports.com/noc and follow the on-screen instructions. You will be prompted to enter your confidential control number provided above. Again, please note that votes submitted through this site must be received by Sunday, May 17, 2009.

It is particularly important that you return your voting instructions as soon as possible. The plan Trustee or Voting Manager will vote all the shares in the Plans in the same proportion as those shares for which instructions are received. The shares for which instructions are provided by the plan participants will determine how the remainder of the shares in the plans are voted, thus magnifying the impact of your vote.

The Board of Directors recommends a vote as follows:

FOR:	The election of the twelve nominees named in the attached Proxy Statement as directors to hold office until the 2010 Annual Meeting of Stockholders.

FOR:	A proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year ending December 31, 2009.

AGAINST:	The Stockholder Proposal regarding the report on space-based weapons.

AGAINST:	The Stockholder Proposal regarding a vote on executive compensation.

AGAINST:	The Stockholder Proposal regarding the right of 10% stockholders to call special meetings.

Thank you for taking the time to return your voting instructions.